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EXHIBITS 5.1 and 23.2

                             Goldstein & DiGioia LLP
                              369 Lexington Avenue
                            New York, New York 10017
                               Tel. (212) 599-3322
                               Fax. (212) 557-0295



                                           August 3, 2001


TeamStaff, Inc.
300 Atrium Drive
Somerset, New Jersey 08873


         Re:      TeamStaff, Inc.
                  Registration Statement on Form S-4 SEC File
                  No. 333-61730

Ladies/Gentlemen:

         We have reviewed the Registration Statement on Form S-4, filed on May 25, 2001, and amendments thereto (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act") by TeamStaff, Inc., a New Jersey corporation (the "Company"). The Registration Statement has been filed for the purpose of registering the following securities for offer and sale under the Act.

         A maximum of 8,216,631 shares of Common Stock, $.001 par value per share (the "Shares") to be issued in exchange for all of the issued and outstanding shares of common stock and preferred stock in connection with the acquisition of BrightLane.com, Inc. through a merger of Brightlane with a subsidiary of TeamStaff (the "Merger").

         We have examined your Certificate of Incorporation as amended, By-Laws, and such documents, corporate records and questions of law as we have deemed necessary solely for the purpose of enabling us to render this opinion. On the basis of such examination, we are of the opinion that:

         1. The Company is a corporation duly organized and validly existing and in good standing under the laws of the State of New Jersey, with corporate power to conduct the business which it conducts as described in the Registration Statement.

         2. The Company has an authorized capitalization of 40,000,000 shares of Common Stock, $.001 par value per share, and 5,000,000 shares of Preferred Stock, $.001 par value per share.
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August 3, 2001
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         3. The Shares have been duly authorized and when issued and exchanged for as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Opinions" in the Prospectus forming a part of the Registration Statement.

                                    Very truly yours,

                                    /s/ Goldstein & DiGioia LLP

                                    GOLDSTEIN & DIGIOIA LLP